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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PhotoMedex, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-58450, 333-72580 and 333-91926) on Form S-3, in the registration statement (No. 333-100609) on Form S-4, and in the registration statement (No. 333-30298) on Form S-8 of PhotoMedex, Inc. of our report dated February 27, 2003 (except with respect to the matter discussed in Note 9 to the consolidated financial statements, as to which the date is March 28, 2003), with respect to the consolidated balance sheet of PhotoMedex, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of PhotoMedex, Inc.

Our report refers to our audit of the adjustments that were applied to revise the 2001 and 2000 consolidated financial statements, as more fully described in
Note 1 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2003